EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of PolyOne Corporation for the registration of $80,000,000 of 8.875% Senior Notes of PolyOne Corporation due 2012 and to the incorporation by reference therein of our report dated February 27, 2008 (except for Note R as to which the date is May 20, 2008), with respect to the consolidated financial statements and schedule of PolyOne Corporation, included in its Current Report on Form 8-K dated May 20, 2008, filed with the Securities and Exchange Commission, and our report dated February 27, 2008 with respect to the effectiveness of internal control over financial reporting of PolyOne Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Cleveland, Ohio
May 20, 2008